Exhibit 21

SUBSIDIARIES OF DPL INC.

DPL Inc. had the following significant subsidiaries on December 31, 2002:

State of Incorporation

The Dayton Power and Light Company	Ohio
Miami Valley Insurance Company	Vermont
DPL Energy, LLC	Ohio
Plaza Building, Inc	Ohio
MVE, Inc	Ohio
DPL Finance Company, Inc	Delaware